UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                                (Amendment No. 3)


                    Under the Securities Exchange Act of 1934


                                    CPI Corp.
                                    ---------
                                (Name of Issuer)


                          Common Stock, $.40 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   125-902106
                                   ----------
                                 (CUSIP Number)


                                   David Meyer
                         c/o Knightspoint Partners, LLC
                               787 Seventh Avenue
                                    9th Floor
                            New York, New York 10019
                                 (212) 786-6050
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                  June 23, 2004
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check
the following box: |_|

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Knightspoint Partners                                        LLC 81-0604786
 -------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [x]
                                                           (b) |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                                  7)  SOLE VOTING POWER
NUMBER OF                             102,321
SHARES                          ------------------------------------------------
BENEFICIALLY                      8)  SHARED VOTING POWER
OWNED BY                              none
EACH                            ------------------------------------------------
REPORTING                         9)  SOLE DISPOSITIVE POWER
PERSON                                102,321
WITH                            ------------------------------------------------
                                 10)  SHARED DISPOSITIVE POWER
                                      none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    102,321
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.3%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Knightspoint Capital Management I LLC                            56-2339843
 ------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [x]
                                                           (b) |_|
-------------------------------------------------------------------------------
3) SEC USE ONLY

-------------------------------------------------------------------------------
4) SOURCE OF FUNDS

   N/A
-------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) OR 2(e)                                          |_|
-------------------------------------------------------------------------------
6) CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                              7)   SOLE VOTING POWER
NUMBER OF                          102,321
SHARES                       ---------------------------------------------------
BENEFICIALLY                  8)   SHARED VOTING POWER
OWNED BY                           none
EACH                         ---------------------------------------------------
REPORTING                     9)   SOLE DISPOSITIVE POWER
PERSON                             102,321
WITH                         ---------------------------------------------------
                             10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    102,321
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.3%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Knightspoint Partners I, L.P.                                    56-2339854
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [x]
                                                            (b) |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC, OO
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                                7)    SOLE VOTING POWER
NUMBER OF                             102,321
SHARES                         -------------------------------------------------
BENEFICIALLY                    8)    SHARED VOTING POWER
OWNED BY                              none
EACH                           -------------------------------------------------
REPORTING                       9)    SOLE DISPOSITIVE POWER
PERSON                                102,321
WITH                           -------------------------------------------------
                               10)    SHARED DISPOSITIVE POWER
                                      none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    102,321
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.3%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Michael Koeneke
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)  [x]
                                                           (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                             |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                                 7)    SOLE VOTING POWER
NUMBER OF                              none
SHARES                         -------------------------------------------------
BENEFICIALLY                     8)    SHARED VOTING POWER
OWNED BY                               102,231
EACH                           -------------------------------------------------
REPORTING                        9)    SOLE DISPOSITIVE POWER
PERSON                                 none
WITH                           -------------------------------------------------
                                10)    SHARED DISPOSITIVE POWER
                                       102,321
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    102,321
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.3%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    David Meyer
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   [x]
                                                           (b)   |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF
-------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
-------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                                   7)   SOLE VOTING POWER
NUMBER OF                               none
SHARES                           -----------------------------------------------
BENEFICIALLY                       8)   SHARED VOTING POWER
OWNED BY                                102,321
EACH                             -----------------------------------------------
REPORTING                          9)   SOLE DISPOSITIVE POWER
PERSON                                  none
WITH                             -----------------------------------------------
                                  10)   SHARED DISPOSITIVE POWER
                                        102,321
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    102,321
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.3%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Ramius Securities, LLC                                           58-2253019
 -------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [x]
                                                         (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                                 7)    SOLE VOTING POWER
NUMBER OF                              216,000
SHARES                         -------------------------------------------------
BENEFICIALLY                     8)    SHARED VOTING POWER
OWNED BY                               none
EACH                           -------------------------------------------------
REPORTING                        9)    SOLE DISPOSITIVE POWER
PERSON                                 216,000
WITH                           -------------------------------------------------
                                10)    SHARED DISPOSITIVE POWER
                                       none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    216,000
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.7%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    BD
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Ramius Capital Group LLC                                         13-3937658
 -------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [x]
                                                            (b)  |_|
-------------------------------------------------------------------------------
3)  SEC USE ONLY

-------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A
-------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
-------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
                               7)   SOLE VOTING POWER
NUMBER OF                           882,000
SHARES                        --------------------------------------------------
BENEFICIALLY                   8)   SHARED VOTING POWER
OWNED BY                            none
EACH                          --------------------------------------------------
REPORTING                      9)   SOLE DISPOSITIVE POWER
PERSON                              882,000
WITH                          --------------------------------------------------
                              10)   SHARED DISPOSITIVE POWER
                                    none
-------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    10.8%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Admiral Advisors, LLC                                            37-1484525
 -------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [x]
                                                         (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                                   7)  SOLE VOTING POWER
NUMBER OF                              282,000
SHARES                            ----------------------------------------------
BENEFICIALLY                       8)  SHARED VOTING POWER
OWNED BY                               none
EACH                              ----------------------------------------------
REPORTING                          9)  SOLE DISPOSITIVE POWER
PERSON                                 282,000
WITH                              ----------------------------------------------
                                  10)  SHARED DISPOSITIVE POWER
                                       none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    282,000
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    3.5%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Starboard Value & Opportunity Fund, LLC                          37-1484524
 -------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [x]
                                                          (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------

6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                              7)   SOLE VOTING POWER
NUMBER OF                          282,000
SHARES                       ---------------------------------------------------
BENEFICIALLY                  8)   SHARED VOTING POWER
OWNED BY                           none
EACH                         ---------------------------------------------------
REPORTING                     9)   SOLE DISPOSITIVE POWER
PERSON                             282,000
WITH                         ---------------------------------------------------
                             10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    282,000
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    3.5%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    C4S & CO., LLC                                                   13-3946794
 -------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [x]
                                                         (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                                  7)   SOLE VOTING POWER
NUMBER OF                              882,000
SHARES                           -----------------------------------------------
BENEFICIALLY                      8)   SHARED VOTING POWER
OWNED BY                               none
EACH                             -----------------------------------------------
REPORTING                         9)   SOLE DISPOSITIVE POWER
PERSON                                 882,000
WITH                             -----------------------------------------------
                                 10)   SHARED DISPOSITIVE POWER
                                       none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    10.8%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Ramius Advisors, LLC                                             13-3954331
 -------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [x]
                                                         (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                                7)   SOLE VOTING POWER
NUMBER OF                            192,000
SHARES                         -------------------------------------------------
BENEFICIALLY                    8)   SHARED VOTING POWER
OWNED BY                             none
EACH                           -------------------------------------------------
REPORTING                       9)   SOLE DISPOSITIVE POWER
PERSON                               192,000
WITH                           -------------------------------------------------
                               10)   SHARED DISPOSITIVE POWER
                                     none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    192,000
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.4%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Peter A. Cohen
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [x]
                                                         (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                              7)   SOLE VOTING POWER
NUMBER OF                          none
SHARES                       ---------------------------------------------------
BENEFICIALLY                  8)   SHARED VOTING POWER
OWNED BY                           882,000
EACH                         ---------------------------------------------------
REPORTING                     9)   SOLE DISPOSITIVE POWER
PERSON                             none
WITH                         ---------------------------------------------------
                             10)   SHARED DISPOSITIVE POWER
                                   882,000
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    10.8%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Morgan B. Stark
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [x]
                                                         (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                                  7)   SOLE VOTING POWER
NUMBER OF                              none
SHARES                           -----------------------------------------------
BENEFICIALLY                      8)   SHARED VOTING POWER
OWNED BY                               882,000
EACH                             -----------------------------------------------
REPORTING                         9)   SOLE DISPOSITIVE POWER
PERSON                                 none
WITH                             -----------------------------------------------
                                 10)   SHARED DISPOSITIVE POWER
                                       882,000
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    10.8%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Thomas W. Strauss
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [x]
                                                        (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                                  7)   SOLE VOTING POWER
NUMBER OF                              none
SHARES                          ------------------------------------------------
BENEFICIALLY                      8)   SHARED VOTING POWER
OWNED BY                               882,000
EACH                            ------------------------------------------------
REPORTING                         9)   SOLE DISPOSITIVE POWER
PERSON                                 none
WITH                            ------------------------------------------------
                                 10)   SHARED DISPOSITIVE POWER
                                       882,000
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    10.8%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Jeffrey M. Solomon
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [x]
                                                         (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    N/A
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                                   7)   SOLE VOTING POWER
NUMBER OF                               none
SHARES                            ----------------------------------------------
BENEFICIALLY                       8)   SHARED VOTING POWER
OWNED BY                                882,000
EACH                              ----------------------------------------------
REPORTING                          9)   SOLE DISPOSITIVE POWER
PERSON                                  none
WITH                              ----------------------------------------------
                                  10)   SHARED DISPOSITIVE POWER
                                        882,000
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    882,000
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    10.8%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    RCG Ambrose Master Fund, Ltd.                                   98-0212993
 ------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [x]
                                                        (b)  |_|
-------------------------------------------------------------------------------
3)  SEC USE ONLY

-------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC
-------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
-------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
-------------------------------------------------------------------------------
                               7)   SOLE VOTING POWER
NUMBER OF                           192,000
SHARES                        --------------------------------------------------
BENEFICIALLY                   8)   SHARED VOTING POWER
OWNED BY                            none
EACH                          --------------------------------------------------
REPORTING                      9)   SOLE DISPOSITIVE POWER
PERSON                              192,000
WITH                          --------------------------------------------------
                              10)   SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    192,000
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.4%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Ramius Master Fund, Ltd.                                        98-0395643
 -------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [x]
                                                          (b)  |_|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
    WC
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                       |_|

6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                                 7)   SOLE VOTING POWER
NUMBER OF                             192,000
SHARES                          ------------------------------------------------
BENEFICIALLY                     8)   SHARED VOTING POWER
OWNED BY                              none
EACH                            ------------------------------------------------
REPORTING                        9)   SOLE DISPOSITIVE POWER
PERSON                                192,000
WITH                            ------------------------------------------------
                                10)   SHARED DISPOSITIVE POWER
                                      none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    192,000
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.4%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Stuart Meyer
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                         (b)  [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY

-------------------------------------------------------------------------------
4)  SOURCE OF FUNDS
    PF
-------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
-------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
-------------------------------------------------------------------------------
                               7)   SOLE VOTING POWER
NUMBER OF                           46,450
SHARES                        --------------------------------------------------
BENEFICIALLY                   8)   SHARED VOTING POWER
OWNED BY                            150
EACH                          --------------------------------------------------
REPORTING                      9)   SOLE DISPOSITIVE POWER
PERSON                              46,450
WITH                          --------------------------------------------------
                              10)   SHARED DISPOSITIVE POWER
                                    150
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    46,600
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Televideo Consultants, Inc.
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)  |_|
                                                           (b)  [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Illinois
--------------------------------------------------------------------------------
                                  7)   SOLE VOTING POWER
NUMBER OF                              6,400
SHARES                          ------------------------------------------------
BENEFICIALLY                      8)   SHARED VOTING POWER
OWNED BY                               none
EACH                            ------------------------------------------------
REPORTING                         9)   SOLE DISPOSITIVE POWER
PERSON                                 6,400
WITH                            ------------------------------------------------
                                 10)   SHARED DISPOSITIVE POWER
                                       none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,400
--------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1%
--------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Pimchand Manprasert Meyer
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                         (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY

-------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF
-------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
-------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Thailand
-------------------------------------------------------------------------------
                               7)   SOLE VOTING POWER
NUMBER OF                           1,000
SHARES                        -------------------------------------------------
BENEFICIALLY                   8)   SHARED VOTING POWER
OWNED BY                            150
EACH                          --------------------------------------------------
REPORTING                      9)   SOLE DISPOSITIVE POWER
PERSON                              1,000
WITH                          --------------------------------------------------
                              10)   SHARED DISPOSITIVE POWER
                                    150
-------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,150
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Eric Meyer
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) |_|
                                                        (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY

-------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF
-------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
-------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
-------------------------------------------------------------------------------
                                 7)    SOLE VOTING POWER
NUMBER OF                              5,000
SHARES                          -----------------------------------------------
BENEFICIALLY                     8)    SHARED VOTING POWER
OWNED BY                               none
EACH                            -----------------------------------------------
REPORTING                        9)    SOLE DISPOSITIVE POWER
PERSON                                 5,000
WITH                            -----------------------------------------------
                                10)    SHARED DISPOSITIVE POWER
                                       none
-------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,000
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Bert Chan
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                         (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY

-------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF
-------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
-------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
-------------------------------------------------------------------------------
                                  7)   SOLE VOTING POWER
NUMBER OF                              3,900
SHARES                           -----------------------------------------------
BENEFICIALLY                      8)    SHARED VOTING POWER
OWNED BY                                none
EACH                             -----------------------------------------------
REPORTING                         9)    SOLE DISPOSITIVE POWER
PERSON                                  3,900
WITH                             -----------------------------------------------
                                 10)   SHARED DISPOSITIVE POWER
                                       none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,900
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 125-902106
--------------------

1)  NAME OF REPORTING PERSON
    S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Scott Laughlin
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                          (b) [x]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                             7)    SOLE VOTING POWER
NUMBER OF                          2,000
SHARES                     -----------------------------------------------------
BENEFICIALLY                 8)    SHARED VOTING POWER
OWNED BY                           none
EACH                       -----------------------------------------------------
REPORTING                    9)    SOLE DISPOSITIVE POWER
PERSON                             2,000
WITH                       -----------------------------------------------------
                            10)    SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,000
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 1%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON

    IN
-------------------------------------------------------------------------------

                                  Introduction.

      This amends and supplements the Schedule 13D dated September 4, 2003, as amended to date (the "Schedule 13D"), filed with the Securities and Exchange Commission by Knightspoint Partners I, L.P., Knightspoint Capital Management I LLC, Knightspoint Partners LLC, David Meyer, Michael Koeneke, Stuart Meyer, Televideo Consultants, Inc., Pimchand Manprasert Meyer, Eric Meyer, Bert Chan, Scott Laughlin, Ramius Securities, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, RCG Ambrose Master Fund, Ltd., Ramius Master Fund, Ltd., Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Ramius Advisors, LLC with respect to the common stock, $.40 par value, of CPI Corp., a Delaware corporation ("CPI").


            I. Item 2 of the Schedule 13D, "Identity and Background," is amended and supplemented by adding the following:

            (a) - (c), (f) This Schedule 13D is being filed jointly by the Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC and Jeffrey M. Solomon (the "New Reporting Persons"), the Knightspoint Group and the Other Reporting Persons (together with the Knightspoint Group and the New Reporting Persons, the "Amended Reporting Persons").

            Starboard Value & Opportunity Fund, LLC is a Delaware limited liability company engaged in making equity investments and, on occasion, taking active roles in the management of portfolio companies in order to enhance shareholder value. The address of the principal business and principal offices of Starboard Value & Opportunity Fund, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

            The Managing Member of Starboard Value & Opportunity Fund, LLC is Admiral Advisors, LLC, a Delaware limited liability company formed to be the managing member of Starboard Value & Opportunity Fund, LLC. The address of the principal business and principal offices of Admiral Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

            The sole member of Admiral Advisors, LLC is Ramius Capital Group,
LLC.

            Each of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon is a Managing Member of C4S & Co., LLC.

            Jeffrey M. Solomon is a United States citizen whose business address is 666 Third Avenue, 26th Floor, New York, New York 10017. Mr. Solomon's principal occupation is serving as a Managing Member of C4S & Co., LLC.

            (d) and (e) During the last five years, no New Reporting Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

            II. Item 3 of the Schedule 13D, "Source and Amount of Funds or Other Consideration," is amended and supplemented by adding the following:

            The purchase of 282,000 shares of Common Stock by Starboard Value & Opportunity Fund, LLC was made in the open market and was funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business. The amount of funds expended by Starboard Value & Opportunity Fund, LLC for such purchase (excluding brokerage commissions) was $4,230,000.

            III. Item 5 of the Schedule 13D, "Interest in Securities of the Issuer," is amended and supplemented by adding the following:

            (a) and (b) As of the date hereof, the Amended Reporting Persons own an aggregate of 1,042,821 shares of Common Stock, representing approximately 12.8% of the outstanding shares of Common Stock based upon 8,139,223 shares reported by CPI to be outstanding as of June 7, 2004 in its Form 10-Q filed with the Securities and Exchange Commission on June 10, 2004. As of the date hereof, the New Reporting Persons and the Knightspoint Group (collectively, the "Amended Knightspoint Group") owns an aggregate of 984,321 shares of Common Stock, representing approximately 12.1% of the outstanding shares of Common Stock.

            Each New Reporting Person disclaims beneficial ownership of, and has excluded from the aggregate number of shares shown as beneficially owned by it, shares of Common Stock deemed to be beneficially owned by the group solely as a result of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended.

            As of the date hereof, Starboard Value & Opportunity Fund, LLC beneficially owns an aggregate of 282,000 shares of Common Stock, representing 3.5% of the outstanding shares of Common Stock. Starboard Value & Opportunity Fund, LLC has sole voting and dispositive power over the shares of Common Stock beneficially owned by it.

            By virtue of the relationships described under Item 2 of this
Schedule 13D, Admiral Advisors, LLC, Ramius Capital Group, LLC and C4S & Co., LLC may be deemed to have indirect beneficial ownership of the 282,000 shares of Common Stock held by Starboard Value & Opportunity Fund, LLC. Starboard Value & Opportunity Fund, LLC has sole voting and dispositive power over the shares of Common Stock beneficially owned by it. In addition by virtue of the relationships described under Item 2 of this Schedule 13D, each of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon may be deemed to have indirect beneficial ownership of the 882,000 shares of Common Stock held by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., Ramius Master Fund, Ltd. and Starboard Value & Opportunity Fund, LLC. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power over the 882,000 shares of Common Stock held by Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd., Ramius Master Fund, Ltd. and Starboard Value & Opportunity Fund, LLC.

            (c) The following purchase of Common Stock occurred within the last sixty days by Starboard Value & Opportunity Fund, LLC, which purchase was effected by an open market purchase on the New York Stock Exchange:

      Date                    Number of Shares        Price Per Share (1)
      ----                    ----------------        ---------------

      June 23, 2004                282,000                $15.00

      (1) Excludes commissions and other execution-related costs.

            IV. Item 6 of the Schedule 13D, "Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer," is amended and supplemented by adding the following:

            Starboard Value & Opportunity Fund, LLC and Knightspoint Partners LLC have entered into an oral agreement pursuant to which Knightspoint Partners LLC shall receive a fee equal to eleven percent of any pre-tax profit (net of applicable transaction expenses) earned by Starboard Value & Opportunity Fund, LLC with respect to the shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC.

            V. Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is amended and supplemented by adding the following:

            6. Joinder Agreement dated June 25, 2004 between and among the Amended Reporting Persons, to Joint Filing Agreement dated September 15, 2003, pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

                                   SIGNATURES
                                   ----------

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:      June 25, 2004

                                     KNIGHTSPOINT PARTNERS I, L.P.

                                     By: Knightspoint Capital Management I LLC,
                                         its general partner

                                     By: Knightspoint Partners LLC, its member

                                     By: /s/ David Meyer
                                        ------------------------------
                                        Name:  David Meyer
                                        Title: Managing Member


                                     KNIGHTSPOINT CAPITAL MANAGEMENT I LLC

                                     By: Knightspoint Partners LLC, its member

                                     By:/s/ David Meyer
                                       -------------------------------
                                       Name:  David Meyer
                                       Title: Managing Member


                                     KNIGHTSPOINT PARTNERS LLC

                                     By:/s/ David Meyer
                                        ------------------------------
                                        Name:  David Meyer
                                        Title: Managing Member


                                     /s/ David Meyer
                                     -----------------------------------
                                     Name:  David Meyer
                                     Title: Individually and as attorney-in-fact
                                            for each of Michael Koeneke,
                                            Stuart Meyer, Televideo Consultants,
                                            Inc., Pimchand Manprasert Meyer,
                                            Eric Meyer, Bert Chan and Scott
                                            Laughlin

                                       RAMIUS SECURITIES, LLC

                                       By: Ramius Capital Group, LLC,
                                           its Managing Member

                                       By: C4S & Co., LLC, its Managing Member

                                       By: /s/ Morgan Stark
                                          ------------------------------------
                                          Name:  Morgan Stark
                                          Title: Managing Member


                                       RAMIUS CAPITAL GROUP, LLC

                                       By: C4S & Co., LLC, its Managing Member

                                       By: /s/ Morgan Stark
                                          ------------------------------------
                                          Name:  Morgan Stark
                                          Title: Managing Member


                                       ADMIRAL ADVISORS, LLC

                                       By: Ramius Capital Group, LLC,
                                           its Member

                                       By: C4S & Co., LLC, its Managing Member

                                       By: /s/ Morgan Stark
                                          ------------------------------
                                          Name:  Morgan Stark
                                          Title: Managing Member


                                       STARBOARD VALUE & OPPORTUNITY FUND, LLC

                                       By: Admiral Advisors, LLC,
                                           its Managing Member

                                       By: Ramius Capital Group, LLC, its Member

                                       By: C4S & Co., LLC, its Managing Member

                                       By: /s/ Morgan Stark
                                          ------------------------------------
                                          Name:  Morgan Stark
                                          Title: Managing Member

                                     C4S & CO., LLC

                                     By: /s/ Morgan Stark
                                        ------------------------------
                                        Name:  Morgan Stark
                                        Title: Managing Member


                                     RCG AMBROSE MASTER FUND, LTD.

                                     By: /s Morgan Stark
                                        ------------------------------------
                                        Name:  Morgan Stark
                                        Title: Managing Member


                                     RAMIUS MASTER FUND, LTD.

                                     By: /s/ Morgan Stark
                                        ------------------------------------
                                        Name:  Morgan Stark
                                        Title: Managing Member


                                     /s/ Morgan Stark
                                     ----------------------------------------
                                     Name:  Morgan Stark
                                     Title: Individually and as attorney-in-fact
                                            for each of Peter Cohen and Thomas
                                            W. Strauss


                                     /s/ Jeffrey M. Solomon
                                     ---------------------------------------
                                     Name: Jeffrey M. Solomon


                                     RAMIUS ADVISORS, LLC

                                     By: Ramius Capital Group, LLC,
                                         its Managing Member

                                     By: C4S & Co., LLC, its Managing Member

                                     By: /s/ Morgan Stark
                                        ------------------------------------
                                        Name:  Morgan Stark
                                        Title: Managing Member

                                                                       EXHIBIT 6


                                JOINDER AGREEMENT

      JOINDER AGREEMENT by and among Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC, Jeffrey M. Solomon and the parties to the Joint Filing Agreement (as hereinafter defined).

      Reference is made to the Joint Filing Agreement dated September 15, 2003 (the "Joint Filing Agreement") by and among Knightspoint Partners I, L.P., Knightspoint Capital Management I LLC, Knightspoint Partners LLC, Ramius Securities, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, RCG Ambrose Master Fund, Ltd., Ramius Master Fund, Ltd., Michael Koeneke, David Meyer, Stuart Meyer, Televideo Consultants, Inc., Pimchand Manprasert Meyer, Eric Meyer, Bert Chan, Scott Laughlin, Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Ramius Advisors, LLC.

      WHEREAS, the parties desire to make Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC and Jeffrey M. Solomon (collectively, the "New Joint Filers") party to the Joint Filing Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

      1. From and after the date hereof, each New Joint Filer shall be deemed to be a party to the Joint Filing Agreement.

      2. This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

      IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement this 25th day of June, 2004.

                                    KNIGHTSPOINT PARTNERS I, L.P.

                                    By: Knightspoint Capital Management I LLC,
                                        its general partner

                                    By: Knightspoint Partners LLC, its member

                                    By: /s/ David Meyer
                                       ------------------------------
                                       Name:  David Meyer
                                       Title: Managing Member


                                    KNIGHTSPOINT CAPITAL MANAGEMENT I LLC

                                    By: Knightspoint Partners LLC, its member

                                    By: /s/ David Meyer
                                       ------------------------------
                                       Name:  David Meyer
                                       Title: Managing Member


                                    KNIGHTSPOINT PARTNERS LLC

                                    By: /s/ David Meyer
                                       ------------------------------
                                       Name:  David Meyer
                                       Title: Managing Member


                                    /s/ David Meyer
                                    ---------------------------------
                                    Name:  David Meyer
                                    Title: Individually and as attorney-in-fact
                                           for each of Michael Koeneke,
                                           Stuart Meyer, Televideo Consultants,
                                           Inc., Pimchand Manprasert Meyer,
                                           Eric Meyer, Bert Chan and Scott
                                           Laughlin


                                    STARBOARD VALUE & OPPORTUNITY FUND, LLC

                                    By: Admiral Advisors, LLC, its Managing
                                         Member

                                    By: Ramius Capital Group, LLC, its Member

                                    By: C4S & Co., LLC, its Managing Member

                                    By: /s/ Morgan Stark
                                       ------------------------------------
                                       Name:  Morgan Stark
                                       Title: Managing Member

                                    ADMIRAL ADVISORS, LLC

                                    By: Ramius Capital Group, LLC, its Member

                                    By: C4S & Co., LLC, its Managing Member

                                    By: /s/ Morgan Stark
                                       ------------------------------------
                                        Name:  Morgan Stark
                                        Title: Managing Member


                                    RAMIUS SECURITIES, LLC

                                    By: Ramius Capital Group, LLC,
                                        its Managing Member

                                    By: C4S & Co., LLC, its Managing Member

                                    By: /s/ Morgan Stark
                                       ------------------------------------
                                       Name:  Morgan Stark
                                       Title: Managing Member


                                    RAMIUS CAPITAL GROUP, LLC

                                    By: C4S & Co., LLC, its Managing Member

                                    By: /s/ Morgan Stark
                                       ------------------------------------
                                       Name:  Morgan Stark
                                       Title: Manager Member


                                    C4S & CO., LLC

                                    By: /s/ Morgan Stark
                                       ------------------------------------
                                       Name:  Morgan Stark
                                       Title: Managing Member


                                    RCG AMBROSE MASTER FUND, LTD.

                                    By: /s/ Morgan Stark
                                       ------------------------------------
                                       Name:  Morgan Stark
                                       Title: Managing Member


                                    RAMIUS MASTER FUND, LTD.

                                    By: /s/ Morgan Stark
                                       ------------------------------
                                       Name:  Morgan Stark
                                       Title: Managing Member


                                    /s/ Morgan B. Stark
                                    ---------------------------------
                                    Name:  Morgan B. Stark
                                    Title: Individually and as
                                           attorney-in-fact for each
                                           of Peter A. Cohen and Thomas W.
                                           Strauss


                                    /s/ Jeffrey M. Solomon
                                    ---------------------------------------
                                    Name: Jeffrey M. Solomon

                                    RAMIUS ADVISORS, LLC

                                    By: Ramius Capital Group, LLC,
                                        its Managing Member

                                    By: C4S & Co., LLC, its Managing Member

                                    By: /s/ Morgan Stark
                                       ------------------------------------
                                       Name:  Morgan Stark
                                       Title: Managing Member